Exhibit 23.4

CONSENT TO BE NAMED A DIRECTOR

I hereby consent to the use of my name and any references to me as a person to be appointed as a director of Energy & Exploration Partners, Inc., a Delaware corporation (the “Company”), in the Company’s Registration Statement on Form S-1 filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and any and all amendments (including post-effective amendments) thereto and in any registration statement for the same offering filed pursuant to Rule 462(b) under the Securities Act and any and all amendments (including post-effective amendments) thereto (collectively, the “Registration Statement”). I also consent to the filing of this consent as an exhibit to the Registration Statement.

Dated: September 6, 2012	/s/ David M. Fender
David M. Fender